DEBT CANCELLATION AND PAY-OFF AGREEMENT

Reference is made to that certain debt instrument, note and/or agreement set forth on Exhibit A attached hereto (the "Loan") dated as of the date set forth on Exhibit A, by and among Coyuchi, Inc. (the "Company") and the lender set forth on Exhibit A ("Lender") pursuant to which the Company promised to pay to the order of Lender the principal sum as set forth on Exhibit A with such principal amount due and payable in cash as set forth on Exhibit A. The Company and Lender now desire to provide for the repayment and termination of the Loan, and the cancellation and forgiveness of all outstanding principal, interest and any other amounts due and payable pursuant to the Loan, as follows:

1. In consideration of the payment to Lender of the aggregate pay-off amount as set forth on Exhibit A (the "Pay-off Amount"), Lender hereby agrees that all amounts currently due or to become due in the future to Lender from the Company pursuant to the Loan have been paid in full. Lender acknowledges that, upon delivery of the Pay-off Amount by the Company, all payments to be made pursuant to the Loan will have been made in full and all obligations due from the Company to Lender in connection with the Loan will have been satisfied. Subject to the payment of the Pay-off Amount, Lender hereby forever releases and waives any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, restitution, indemnities and obligations of every kind and nature, at law, in equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, in connection with or arising out of the Loan.

2. Lender understands that the above release includes not only claims presently known to him, but also includes all unknown claims and causes of action of any kind which would otherwise come within the scope of the Loan. Lender therefore waives his rights under Section 1542 of the California Civil Code which states: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

3. The terms and conditions of this agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this agreement, except as expressly provided in this agreement.

4. This agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

5. This agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

6. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable

attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7. If one or more provisions of this agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this agreement, (b) the balance of the agreement shall be interpreted as if such provision were so excluded and (c) the balance of the agreement shall be enforceable in accordance with its terms.

8. No delay or omission to exercise any right, power or remedy accruing to any party under this agreement, upon any breach or default of any other party under this agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this agreement, or any waiver on the part of any party of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9. This agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

[*Signature Page Follows*]

The parties hereto have caused this Debt Cancellation and Pay-Off Agreement to be duly executed and delivered as of the 30th day of September, 2023.

COMPANY:

COYUCHI, INC.

By: DocuSigned by: Eileen Mockus
D88F27FC80BD4A2...
Eileen Mockus, President

Address:
1400 Tennessee St
San Francisco, CA 94107

LENDER:

By: DocuSigned by: Kevin Brine
DB535AA44B134AF...
DocuSigned by:
4E404DF6ABC74E0...
Kevin R. Brine and Jessica Smith

<u>Exhibit A</u>
to
Debt Cancellation and Pay-Off Agreement

Loan: Promissory Note dated August 2022

Lender: Kevin R. Brine and Jessica Smith

Principal Amount: $4,750,000.00

Due Date: December 31, 2024

Loan: Loan Agreement dated March 23, 2023

Lender: Kevin and Jessica Brine

Principal Amount: $660,000.00

Due Date: December 31, 2024

Aggregate Pay-off Amount of above two Loans: $5,410,000.00 (in 1,669,754 shares of Series C Preferred Stock at $$3.24 per share) split one half to Kevin R. Brine and one half to Jessica Smith